RESEARCH AGREEMENT

THIS RESEARCH AGREEMENT (“Agreement”) is entered into on June ___, 2008 (the “Effective Date”) by and between SHRINK Technologies, Inc. a California Corporation, with an office at 2038 Corte Del Nogal, Suite 110, Carlsbad, CA 92011, (“Sponsor”) and The Regents of the University of California, a California public corporation, acting on behalf of the University of California, Merced (“UCM”) and having a place of business at 5200 N. Lake Road, Merced, CA 95343.

RECITALS

UCM, through the School of Engineering, has valuable experience and skill, and ability in “Development of 3D-Stacked Polystyrene Microchips for Biomedical Application and Optoelectronics.”

Sponsor desires to have UCM undertake a research project in accordance with the scope of work described in Exhibit A, “Statement of Work and Tasks” (the “Research”).

The research program contemplated by this Agreement is of mutual interest and benefit to UCM and Sponsor, and will further UCM’s instructional and research objectives in a manner consistent with its status as a non-profit, tax exempt educational institution.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto hereby agree as follows:

1.
STATEMENT OF WORK.  UCM agrees to perform the research project described in Exhibit A (“the Statement of Work and Associated Tasks”), which Exhibit is incorporated herein.  Access to work carried on in UCM’s laboratories in the course of the Research shall be entirely under the supervision, direction, and control of UCM personnel.

UCM shall not contract any consultant or contractor (“Subcontractor”) to perform any portion of the Research without Sponsor’s prior written consent.

2.	KEY PERSONNEL.

(A)	In addition to appropriate staffing levels necessary to complete the Research, the following individual is identified as a key personnel for the performance of the Research at UCM:

Michelle Khine, Principal Investigator

3.
PERIOD OF PERFORMANCE.  This Agreement is effective for the period commencing on the Effective Date and continuing until the later of (a) four (4) years after the Effective Date, or (b) completion of the Research and may be extended only by written agreement of the parties.  If, prior to the end of such four (4) year period, Sponsor agrees in writing to continue to sponsor the Research with a financial commitment substantially similar to that contained herein, then this Agreement shall continue for an additional period of up to four (4) years based on the level of Sponsor’s commitment.

4.
REIMBURSEMENT OF COSTS.  UCM shall be reimbursed by the Sponsor for all direct and indirect costs incurred in connection with the Research up to the amount of $ 651,855.61 in accordance with the budget attached as Exhibit B.  While it is estimated that this amount is sufficient to conduct the Research, UCM may submit to the Sponsor a revised budget requesting additional funds.  UCM shall not be obligated to expend funds in excess of those provided under this Agreement to conduct the Research.

PAYMENT TERMS

Sponsor shall advance the following amount (“Advance Payment”) upon submission of an invoice from UCM at the time shown:

           Amount Due                                                                           Date Due

First quarterly installment	Within five (5) days following the Effective Date

During the project period, UCM shall invoice the Sponsor each three (3) months, for the next quarterly installment in accordance with Exhibit B.  Payment of such invoices shall be due no later than thirty (30) days after the approval of the invoice.

Payment shall be made by wire transfer to the following account:  _____________________

5.	TITLE TO EQUIPMENT.

In the event that UCM purchases equipment, title to such equipment will vest in UCM upon acquisition.

6.	INTELLECTUAL PROPERTY.

(A)
All rights to inventions or discoveries conceived and reduced to practice in the performance of Research conducted under this Agreement (the “Additional IP”) shall belong to The Regents of the University of California and shall be disposed of in accordance with University of California Office of the President and UCM’s intellectual property policies and as set forth in this Agreement.

(B)
Subject to UCM’s legal ability to do so, the Sponsor, acting with its appointed legal counsel, and in accordance with the provisions of the following paragraph, shall be given a time-limited first right to negotiate an exclusive royalty-bearing license to make, use, sell, offer for sale and import any products and practice any methods claimed by the Additional IP (with the right to sublicense, subject to reasonable approval from UCM) until expiration of all corresponding patents. Sponsor shall have this first right to negotiate with respect to each Additional IP for a period of one year after the disclosure of the applicable Additional IP in accordance with terms of Section 6.  Sponsor shall be responsible for all costs associated with filing, prosecuting and maintaining patents claiming Additional IP for the duration of the license.  If Sponsor exercises its right during such period by providing written notice to UCM, then the negotiations regarding the terms of the license agreement will be carried out in the University of California Office of the President, Office of Technology Transfer (University of California Office of the President).  For the avoidance of doubt, Sponsor’s exercise of such right prior to the completion of the Research shall not terminate the Research, and the Research and Sponsor’s funding obligations shall continue in accordance with this Agreement.  If Sponsor exercises its right during such period, UCM will not offer a commercial license to any other party while the parties are negotiating the exclusive-royalty-bearing license.

(C)	The exclusive license agreement will contain only the following financial terms, in addition to other non-financial terms to be negotiated by the parties:

1.
Earned royalties to be paid to UCM shall be from one to five percent (1-5%) of the net sale of product to end users.  For the avoidance of doubt, if a product is covered by multiple license agreements resulting from this Agreement, only one royalty would be owing (calculated using the highest applicable royalty rate).

2.
A non-creditable, non-refundable, upfront fee that is commensurate with the value of the technology covered by patent rights claiming the elected subject invention.  This fee will be in the range of $15,000 to $30,000.

3.
Following the first commercial sale, Sponsor will pay minimum annual royalties of $15,000, which will be creditable against earned royalties that are owed to UCM during the same calendar year.  The Sponsor will pay the minimum annual royalties on the dates and in the amounts established by the parties during good-faith negotiations.  Minimum annual royalties will be due to UCM in the year of first commercial sale.

(D)
University shall promptly disclose to Sponsor any Additional IP made under this Agreement.  Sponsor shall hold such disclosure on a confidential basis and will not disclose the information to any third party, other than its actual or prospective investors, on a confidential basis without consent of UCM.  Sponsor shall advise UCM in writing within the period described in Section 6(B) whether or not it wishes to secure a commercial license.  If Sponsor elects to secure a license, Sponsor shall assume all costs associated with securing and maintaining patent protection for such invention(s), whether or not a patent(s) issues.

(E)
Sponsor and UCM shall negotiate in good faith for no less than ninety (90) days from the date of election to conclude a license agreement with UCM.  Said license shall contain reasonable terms, shall be royalty-bearing (but only include the financial terms described in Section 6(C) above) and shall require diligent performance by Sponsor for the timely commercial development and early marketing of such inventions, and include Sponsor’s continuing obligation to pay patent costs.  If Sponsor does not elect to secure such license within period described in Section 6(B), rights to the inventions disclosed hereunder shall be disposed of in accordance with University policies, with no further obligations to the Sponsor.

(F)
Ownership of any software first created in the performance of the Research shall belong to the employer of the author of such software and shall be determined in accordance with U.S. Copyright law.  Upon receipt of a copy of such software, Sponsor shall have a ninety (90) day period, extendible upon the mutual consent of both parties, to negotiate the terms of a license agreement and UCM agrees to negotiate these license terms in good faith.  During this period, UCM will not offer a commercial license to any other party.

7.
PUBLICATION.  UCM agrees to provide Sponsor, in confidence, with an advanced copy of any publication resulting from the Research not less than thirty (30) days prior to the submission to a journal or any other public disclosure.  At the request of the Sponsor, UCM agrees to delay the publication for a period of not more than ninety (90) days from the date the publication was originally provided to the Sponsor for the purpose of filing relevant patent applications to protect any new data.

8.	CONFIDENTIALITY.

(A)
Unless otherwise required by law, Sponsor will safeguard from disclosure information, oral or written, provided to it by the UCM (“Confidential Information”) and will only disclose to its actual or prospective investors in confidence.

(B)	Confidential Information does not include information which:

1.	was known to Sponsor prior to the disclosure hereunder;

2.	was received from a third party not under an obligation of confidence to UCM;

3.	is in the public domain at the time of disclosure hereunder or subsequently entered the public domain without the fault of the Sponsor;

4.	is independently known prior to receipt thereof or is discovered independently by an employee of Sponsor without the use of the information supplied by UCM under this Agreement; or

5.	is required to be disclosed by law.

(C)	The obligations of confidentiality under this paragraph shall survive and continue for five (5) years after the expiration of or early termination of this Agreement.

9.
REPORTS.  UCM shall hold monthly meetings with Sponsor during the term of this Agreement summarizing the work conducted.  A final report setting forth the accomplishments and significant research findings shall be prepared by UCM and submitted to the Sponsor within ninety (90) days of the expiration or early termination of this Agreement.

10.
TERMINATION.  This Agreement may be terminated by either party at any time upon the receipt of ninety (90) days written notice to the other party.  The following Provisions shall survive such early termination:  6, 8, 10, 13, and 14.  In addition, if Sponsor fails to make any payment required hereunder, this agreement shall terminate on the thirtieth (30th) day after UCM mails notice of such failure, unless payment is received before such thirtieth (30th) day.  UCM may also terminate immediately if there is a Force Majuere event as detailed in Provision 15 below.  Upon notification, UCM shall proceed in an orderly fashion to limit or terminate any outstanding commitments and/or to conclude the research.  All costs associated with termination shall be allowable, including non-cancelable commitments incurred prior to receipt of termination notice and all expenses which have not been reimbursed to UCM by Sponsor.  In the event of termination, UCM shall submit to Sponsor a final financial report in accordance with Paragraph 4 of this Agreement.  Any costs and commitments incurred in excess of funds provided will be invoiced to Sponsor and will be payable by Sponsor within thirty (30) days.  Any funds remaining from the advanced payment under Section 4 shall be returned to Sponsor within thirty (30) days.

11.	NOTICES. Any notices given under this Agreement shall be in writing and delivered by certified or registered return receipt mail, postage prepaid, or by facsimile addressed to the parties as follows:

For Sponsor:                                                                For UCM:
Thea Vicari, Director
Sponsored Projects Office
University of California, Merced
SHRINK Technologies, Inc.                                 5200 N. Lake Road
2038 Corte Del Nogal, Suite 110                           Kolligian Library, Room 222
Carlsbad, CA 92011                                                 Merced, CA 95343
(760) 804-8844 (Telephone)                                    (209) 228-4318 (Telephone)

12.
PUBLICITY.  Neither party shall use the name, tradenames or trademarks of the other party or the other party’s employees in connection with any products, promotion, or advertising without the prior written permission of an authorized representative of the other party.  The foregoing shall not, however, preclude any legally required disclosure, reports generated in the normal course of business, or acknowledgement of sponsorship as required by the guidelines of an academic organization.

13.
USE OF RESEARCH RESULTS AND PRODUCT LIABILITY.  To the extent it would otherwise be liable under applicable law,  Sponsor agrees to hold harmless, indemnify and defend UCM from all liabilities, demands, damages, expenses and losses arising out of use by the Sponsor, or by any party acting on behalf of or under authorization from the Sponsor, or out of any use, sale of other disposition by the Sponsor, or by any party acting on behalf of or under authorization from the Sponsor, of products made by use of the results of the Research performed hereunder.  The provisions of this paragraph shall survive termination.

14.
INDEMNIFICATION.  To the extent it would otherwise be liable under applicable law, Sponsor hereby waives and agrees to indemnify, defend, and hold harmless The Regents of the University of California, it’s officers, trustees, agents, employees and students from any loss, claim of damages, or liability of any kind, including legal fees, court costs and other expenses in litigation or settlement of any claims, arising out of or in connection with this Agreement., except to the extent resulting from a breach of this Agreement by UCM.  The provisions of this paragraph shall survive termination of this Agreement.

15.
FORCE MAJEURE.  Neither Party shall be liable for any failure to perform as required by this Agreement, to the extent such failure to perform is caused by any reason beyond their control, or by reason of any of the following occurrences: labor disturbances or labor disputes of any kind, accidents, failure of any governmental approval required for full performance, civil disorders or commotion’s, acts of aggression, floods, earthquakes, acts of God, energy or other conservation measures, explosion, failure of utilities, material shortages, disease, or other such occurrences.

16.
ASSIGNMENT.  This Agreement is personal to the Sponsor.  The Sponsor may not assign or transfer this Agreement, without The Regents’ prior written consent; provided, however, that Sponsor may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business or assets, or in the event of its merger, consolidation, change in control or other similar transaction.  Any other attempted assignment by Sponsor without the written consent of The Regents will be null and void.  This Agreement is binding upon and will inure to the benefit of The Regents, its successors and assigns.

17.
SEVERABILITY.  In the event a court of competent jurisdiction holds any provision of this Agreement to be invalid, such holding shall have no effect on the remaining provisions of this Agreement, and they shall continue in full force and effect.

18.
INDEPENDENT CONTRACTOR.  Each party shall be deemed to be an independent contractor of the other party, and neither shall be considered an agent, employee, joint venture or partner of the other, except to the extent that Dr. Michelle Khine is an employee of UCM and a shareholder of Shrink Technologies, Inc.  Neither party shall have authority to make warranties or representations or enter agreements on behalf of the other, nor shall either party be bound by the acts, statements or conduct of the other.

19.
INDEPENDENT INQUIRY.  Nothing in this Agreement shall be construed to limit the freedom of researchers who are participants in this Agreement, whether paid under this Agreement, or not, from engaging in similar research inquiries made independently under other grants, contracts or agreements with parties other than the Sponsor.

20.	HEADINGS. The paragraph headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

21.
ENTIRE AGREEMENT CHANGES.  This Agreement and its appendices, together with the Option Agreement entered into between the parties of even date herewith and any license agreements that result from this Agreement, contain the entire agreement between the parties, and supersede any prior agreements between the parties, written or oral regarding the subject matter thereof.  No amendments or changes to this Agreement shall be effective unless made in writing and signed by authorized representatives of University of California Office of the President, UCM and Sponsor.  All correspondence regarding terms of this Agreement shall be sent as specified in Provision 11.

22.	GOVERNING LAW. This Agreement will be governed and construed by the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate by proper persons thereunto duly authorized.

SHRINK Technologies, Inc.                                     The Regents of the University of California

By:                                                                By:

Name:                                                                Name:  Samuel J. Traina

Title:                                                                Title:   Vice Chancellor for Research

Date:                                                                Date:

EXHIBIT A

Statement of Work and Tasks

EXHIBIT B

Project Budget

Cash	Year 1	Year 2	Year 3	Year 4	Total
Direct Costs	$126,030.00	$118,602.00	$113,407.00	$111,663.00	$469,702.00
Indirect Costs	$42,773.49	$44,827.22	$47,098.61	$47,454.28	$182,153.61
Total Cash Contributed	$168,803.49	$163,429.22	$160,505.61	$159,117.28	$651,855.61
50% In-Kind	$0.00	$0.00	$0.00	$0.00	$0.00
Voluntary 2% Cash Contribution					$0.00
Total Contribution					$651,855.61

Each three month period commencing on the Effective Date during the term of this Agreement, Sponsor shall pay 1/4th of the applicable Total Cash Contributed amount set forth above for the applicable contract year.